Exhibit 99.1

Sunnova Reports Fourth Quarter and Full Year 2023 Financial Results

Fourth Quarter 2023 and Recent Highlights

•Deployed over 34,000 customers in the fourth quarter; bringing total customer count to 419,200 as of December 31, 2023;
•Increased single customer economics as expressed through fully burdened unlevered return;
•Continued to execute a cost reduction plan for 2024 enhancing cash generation; and
•Initiated 2025 cash generation guidance between $200 million and $500 million.

HOUSTON, February 21, 2024 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), a leading adaptive energy services company, today announced financial results for the fourth quarter and full year ended December 31, 2023.

"In 2023, Sunnova demonstrated good performance across its operations. For the year, we expanded our customer base to 419,200 and hit our 2023 targets for Adjusted EBITDA, interest income, and principal proceeds. Additionally, we increased our single customer economics and unveiled our Global Command Center to enhance customer service, solidifying our position as a leading adaptive energy services company," said William J. (John) Berger, Sunnova's founder and CEO.

"Looking ahead to the remainder of 2024, our focus will be on cash generation driven by cost reductions, asset sales, and expanding margins. By year end, we anticipate the combination of our revised cost structure and increased operating leverage will result in a decrease of over 20% in total Adjusted Operating Expense per customer. Through a combination of securitizations and sales, in 2024 we expect to generate enough cash to provide the working capital needed to hit our growth target, net of operating costs, and exit the year with an annual cash generation run rate between $200 million and $500 million."

Fourth Quarter and Full Year 2023 Results

Revenue was relatively unchanged at $194.2 million for the three months ended December 31, 2023 compared to $195.6 million for the three months ended December 31, 2022.

Revenue increased to $720.7 million, or by $163.0 million, for the year ended December 31, 2023 compared to the year ended December 31, 2022. This increase was primarily the result of an increased number of solar energy systems in service, an increase in direct sales revenue primarily due to an increased focus on direct sales of additional services to existing customers, and an increase in service revenue primarily due to an increase in repair service revenue. This was partially offset by lower inventory sales revenue from the sale of inventory to our dealers or other parties.

Total operating expense, net increased to $290.8 million, or by $78.4 million for the three months ended December 31, 2023 compared to the three months ended December 31, 2022. Total operating expense, net increased to $964.1 million, or by $324.9 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. These increases were primarily the result of an increased number of solar energy systems in service, higher general and administrative expense, higher cost of revenue - other primarily due to an increased focus on direct sales of additional services to existing customers, a write off of goodwill in 2023 as the carrying amount exceeded the fair value, and a decrease in other operating income primarily due to changes in the fair value of certain financial instruments and contingent consideration. This was partially offset by lower cost of revenue - inventory sales from the sale of inventory to our dealers and other parties.

Adjusted Operating Expense increased to $114.9 million, or by $50.3 million, for the three months ended December 31, 2023 compared to the three months ended December 31, 2022. Adjusted Operating Expense increased to $376.5 million, or by $161.3 million, for the year ended December 31, 2023 compared to the year ended December 31, 2022. These increases were primarily the result of an increased number of solar energy systems in service and higher general and administrative expense.

Sunnova incurred a net loss of $234.8 million for the three months ended December 31, 2023 compared to a net loss of $62.0 million for the three months ended December 31, 2022. Sunnova incurred a net loss of $502.4 million for the year ended December 31, 2023 compared to a net loss of $130.3 million for the year ended December 31, 2022. These higher net losses were primarily the result of an increase in interest expense, higher general and administrative expense, a write off of goodwill in 2023 as the carrying amount exceeded the fair value, and a decrease in other operating income primarily due to changes in the fair value of certain financial instruments and contingent consideration. This was partially offset by an increase in interest income primarily due to our larger customer loan portfolio.

Adjusted EBITDA was $191.5 million for the three months ended December 31, 2023 compared to $25.6 million for the three months ended December 31, 2022. Adjusted EBITDA was $274.5 million for the year ended December 31, 2023 compared to $119.1 million for the year ended December 31, 2022. These increases were primarily the result of investment tax credit sales, which began in 2023.

Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $46.7 million for the three months ended December 31, 2023 compared to $27.0 million for the three months ended December 31, 2022. Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $158.3 million for the year ended December 31, 2023 compared to $103.8 million for the year ended December 31, 2022. These increases were primarily due to our larger customer loan portfolio.

Interest income was $34.2 million for the three months ended December 31, 2023 compared to $19.4 million for the three months ended December 31, 2022. Interest income was $115.9 million for the year ended December 31, 2023 compared to $59.8 million for the year ended December 31, 2022. These increases were primarily due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of December 31, 2023, Sunnova had total cash of $494.4 million, including restricted and unrestricted cash.

2024 Full Year Guidance

Sunnova management reaffirms its 2024 full year guidance:

•Customer additions between 185,000 and 195,000;
•Adjusted EBITDA between $350 million and $450 million;
•Interest income between $150 million and $190 million; and
•Principal proceeds from customer notes receivable, net of amounts recorded in revenue, and proceeds from investments in solar receivables between $210 million and $250 million.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2023 results at 8:00 a.m. Eastern Time, on February 22, 2024. The conference call can be accessed live over the phone by dialing 833-470-1428, or for international callers, 929-526-1599. The access code for the live call is 227209.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403, or for international callers, +44 204-525-0658. The access code for the replay is 276217. The replay will be available until February 29, 2024.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2024 operational and financial targets, operating performance, including its outlook and guidance, demand for Sunnova’s products and services, future financing and ability to raise capital therefrom, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, the effects of the coronavirus pandemic on our business and operations, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, and our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is an industry-leading adaptive energy services company focused on making clean energy more accessible, reliable, and affordable for homeowners and businesses. Through its adaptive energy platform, Sunnova provides a better energy service at a better price to deliver its mission of powering energy independence. For more information, visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$212,832	$360,257
Accounts receivable—trade, net	40,767	24,435
Accounts receivable—other	253,350	212,397
Other current assets, net of allowance of $4,659 and $3,250 as of December 31, 2023 and 2022, respectively	429,299	351,300
Total current assets	936,248	948,389

Property and equipment, net	5,638,794	3,784,801
Customer notes receivable, net of allowance of $111,818 and $77,998 as of December 31, 2023 and 2022, respectively	3,735,986	2,466,149
Intangible assets, net	134,058	162,512
Goodwill	—	13,150
Other assets	895,885	961,891
Total assets (1)	$11,340,971	$8,336,892

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$355,791	$116,136
Accrued expenses	122,355	139,873
Current portion of long-term debt	483,497	214,431
Other current liabilities	133,649	71,506
Total current liabilities	1,095,292	541,946

Long-term debt, net	7,030,756	5,194,755
Other long-term liabilities	1,086,011	712,741
Total liabilities (1)	9,212,059	6,449,442

Redeemable noncontrolling interests	165,872	165,737

Stockholders' equity:
Common stock, 122,466,515 and 114,939,079 shares issued as of December 31, 2023 and 2022, respectively, at $0.0001 par value	12	11
Additional paid-in capital—common stock	1,755,461	1,637,847
Accumulated deficit	(228,583)	(364,782)
Total stockholders' equity	1,526,890	1,273,076
Noncontrolling interests	436,150	448,637
Total equity	1,963,040	1,721,713
Total liabilities, redeemable noncontrolling interests and equity	$11,340,971	$8,336,892

(1) The consolidated assets as of December 31, 2023 and 2022 include $5,297,816 and $3,201,271, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $54,674 and $40,382 as of December 31, 2023 and 2022, respectively; accounts receivable—trade, net of $13,860 and $8,542 as of December 31, 2023 and 2022, respectively; accounts receivable—other of $187,607 and $810 as of December 31, 2023 and 2022, respectively; other current assets of $693,772 and $422,364 as of December 31, 2023 and 2022, respectively; property and equipment, net of $4,273,478 and $2,680,587 as of December 31, 2023 and 2022, respectively; and other assets of $74,425 and $48,586 as of December 31, 2023 and 2022, respectively. The consolidated liabilities as of December 31, 2023 and 2022 include $278,016 and $66,441, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $197,072 and $9,015 as of December 31, 2023 and 2022, respectively; accrued expenses of $157 and $287 as of December 31, 2023 and 2022, respectively; other current liabilities of $7,269 and $4,420 as of December 31, 2023 and 2022, respectively; and other long-term liabilities of $73,518 and $52,719 as of December 31, 2023 and 2022, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$194,182	$195,592	$720,653	$557,690

Operating expense:
Cost of revenue—depreciation	37,999	26,345	130,261	96,280
Cost of revenue—inventory sales	47,355	88,426	176,371	178,310
Cost of revenue—other	39,266	19,513	120,865	52,487
Operations and maintenance	37,691	12,892	96,997	36,679
General and administrative	116,232	87,642	430,422	302,004
Goodwill impairment	13,150	—	13,150	—
Other operating income	(844)	(22,380)	(3,978)	(26,566)
Total operating expense, net	290,849	212,438	964,088	639,194

Operating loss	(96,667)	(16,846)	(243,435)	(81,504)

Interest expense, net	171,782	63,395	371,937	107,775
Interest income	(34,202)	(19,371)	(115,872)	(59,799)
Other (income) expense	(20)	(2,763)	3,949	(3,090)
Loss before income tax	(234,227)	(58,107)	(503,449)	(126,390)

Income tax (benefit) expense	609	3,886	(1,023)	3,886
Net loss	(234,836)	(61,993)	(502,426)	(130,276)
Net income (loss) attributable to redeemable noncontrolling interests and noncontrolling interests	(47,196)	(41,089)	(84,465)	31,366
Net loss attributable to stockholders	$(187,640)	$(20,904)	$(417,961)	$(161,642)

Net loss per share attributable to stockholders—basic and diluted	$(1.53)	$(0.18)	$(3.53)	$(1.41)
Weighted average common shares outstanding—basic and diluted	122,420,173	114,919,237	118,344,728	114,451,034

SUNNOVA ENERGY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(502,426)	$(130,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	153,387	108,167
Impairment and loss on disposals, net	56,592	8,459
Amortization of intangible assets	28,432	28,441
Amortization of deferred financing costs	25,226	13,640
Amortization of debt discount	19,174	9,342
Non-cash effect of equity-based compensation plans	25,535	24,218
Non-cash direct sales revenue	(60,590)	(8,484)
Provision for current expected credit losses and other bad debt expense	46,199	43,018
Unrealized (gain) loss on derivatives	67,318	(19,451)
Unrealized (gain) loss on fair value instruments and equity securities	188	(29,279)
Other non-cash items	7,332	(34,962)
Changes in components of operating assets and liabilities:
Accounts receivable	101,125	(159,295)
Other current assets	(105,743)	(119,794)
Other assets	(115,488)	(124,981)
Accounts payable	(5,493)	4,486
Accrued expenses	(11,213)	48,385
Other current liabilities	43,665	11,772
Other long-term liabilities	(10,782)	(6,832)
Net cash used in operating activities	(237,562)	(333,426)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,832,714)	(868,208)
Payments for investments and customer notes receivable	(909,488)	(1,236,228)
Proceeds from customer notes receivable	180,721	109,760
Proceeds from investments in solar receivables	11,582	12,394
Other, net	5,238	680
Net cash used in investing activities	(2,544,661)	(1,981,602)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	3,507,828	2,903,727
Payments of long-term debt	(1,406,022)	(758,355)
Payments on notes payable	(7,151)	—
Payments of deferred financing costs	(75,920)	(30,791)
Purchase of capped call transactions	—	(48,420)
Proceeds from issuance of common stock, net	81,316	(3,190)
Contributions from redeemable noncontrolling interests and noncontrolling interests	692,894	449,398
Distributions to redeemable noncontrolling interests and noncontrolling interests	(48,986)	(29,771)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(11,881)	(13,091)
Proceeds from sales of investment tax credits for redeemable noncontrolling interests and noncontrolling interests	5,971	—
Other, net	(6,998)	(802)
Net cash provided by financing activities	2,731,051	2,468,705
Net increase (decrease) in cash, cash equivalents and restricted cash	(51,172)	153,677
Cash, cash equivalents and restricted cash at beginning of period	545,574	391,897
Cash, cash equivalents and restricted cash at end of period	494,402	545,574
Restricted cash included in other current assets	(62,188)	(51,733)
Restricted cash included in other assets	(219,382)	(133,584)
Cash and cash equivalents at end of period	$212,832	$360,257

Key Financial and Operational Metrics

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(234,836)	$(61,993)	$(502,426)	$(130,276)
Interest expense, net	171,782	63,395	371,937	107,775
Interest income	(34,202)	(19,371)	(115,872)	(59,799)
Income tax (benefit) expense	609	3,886	(1,023)	3,886
Depreciation expense	45,430	29,766	153,387	108,167
Amortization expense	7,471	7,330	29,583	29,224
EBITDA	(43,746)	23,013	(64,414)	58,977
Non-cash compensation expense	5,723	4,159	25,535	24,218
ARO accretion expense	1,414	1,014	4,905	3,701
Financing deal costs	441	348	1,723	930
Natural disaster losses and related charges, net	443	3	2,831	1,164
Acquisition costs	87	2,179	1,224	7,801
Unrealized (gain) loss on fair value instruments and equity securities	(658)	(25,143)	188	(29,279)
Amortization of payments to dealers for exclusivity and other bonus arrangements	1,987	1,217	6,944	4,327
Legal settlements	930	—	1,680	(1,001)
Provision for current expected credit losses	6,048	13,279	35,515	40,160
Non-cash inventory and other impairments	28,889	4,511	50,995	5,375
Indemnification payments to tax equity investors	(3,075)	1,010	(22)	2,737
ITC sales	193,003	—	207,425	—
Adjusted EBITDA	$191,486	$25,590	$274,529	$119,110

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Interest income	$34,201	$19,371	$115,872	$59,799
Principal proceeds from customer notes receivable, net of related revenue	$43,787	$23,977	$146,701	$91,455
Proceeds from investments in solar receivables	$2,874	$3,006	$11,582	$12,394

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$290,849	$212,438	$964,088	$639,194
Depreciation expense	(45,430)	(29,766)	(153,387)	(108,167)
Amortization expense	(7,471)	(7,330)	(29,583)	(29,224)
Non-cash compensation expense	(5,723)	(4,159)	(25,535)	(24,218)
ARO accretion expense	(1,414)	(1,014)	(4,905)	(3,701)
Financing deal costs	(441)	(348)	(1,723)	(930)
Natural disaster losses and related charges, net	(443)	(3)	(2,831)	(1,164)
Acquisition costs	(87)	(2,179)	(1,224)	(7,801)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(1,987)	(1,217)	(6,944)	(4,327)
Legal settlements	(930)	—	(1,680)	1,001
Provision for current expected credit losses	(6,048)	(13,279)	(35,515)	(40,160)
Non-cash inventory and other impairments	(28,889)	(4,511)	(50,995)	(5,375)
Direct sales costs	(14,850)	(2,152)	(48,049)	(6,262)
Cost of revenue related to cash sales	(18,643)	(14,820)	(52,644)	(38,766)
Cost of revenue related to inventory sales	(47,355)	(88,426)	(176,371)	(178,310)
Unrealized gain on fair value instruments	638	22,380	3,761	26,189
Indemnification payments to tax equity investors	3,075	(1,010)	22	(2,737)
Gain on held-for-sale loans	8	—	19	—
Adjusted Operating Expense	$114,859	$64,604	$376,504	$215,242
Adjusted Operating Expense per weighted average system	$283	$247	$1,079	$940

	As of December 31,
	2023	2022
Number of customers	419,200	279,400

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Weighted average number of systems (excluding loan agreements and cash sales)	243,800	182,700	219,100	168,400
Weighted average number of systems with loan agreements	150,000	73,200	120,400	56,500
Weighted average number of systems with cash sales	11,500	5,800	9,300	4,000
Weighted average number of systems	405,300	261,700	348,800	228,900

	As of December 31,
	2023	2022
	(in millions)
Estimated gross contracted customer value - PV6	$9,097	$5,875

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our customer agreements, which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the customer agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our customer agreements and depend on various factors including but not limited to agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product or Sunnova-financed product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence or business. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) excluding the impacts of interest expense, income tax (benefit) expense, depreciation and amortization expense, non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, financing deal costs, natural disaster losses and related charges, net, acquisition costs, losses on unenforceable contracts, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value instruments and equity securities, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, provision for current expected credit losses, non-cash inventory and other impairments and indemnification payments to tax equity investors and including the impacts of investment tax credit ("ITC") sales.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements, direct sales costs, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments, gains and losses on held-for-sale loans and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, acquisition costs, losses on unenforceable contracts, indemnification payments to tax equity investors and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit losses and non-cash inventory and other impairments.

Contacts

Investor Contact:
Rodney McMahan
IR@sunnova.com
877-770-5211

Media Contact:
Ryan Bechtold
Ryan.Bechtold@sunnova.com